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                                ACTIVE ANKLE/HERZBERG

                           DEFERRED COMPENSATION AGREEMENT

    THIS DEFERRED COMPENSATION AGREEMENT ("Agreement"), entered into as of the 8th day of November, 1995, between ACTIVE ANKLE SYSTEMS, INC., a Kentucky corporation having its principal office and place of business in Louisville, Kentucky ("Company") and GARY G. HERZBERG, of Louisville, Kentucky ("Executive").


    RECITALS:


    A. Executive desires to provide for the deferral of a portion of his salary and of any incentive cash bonus to which he may be entitled for services rendered to the Company pursuant to plans and resolutions adopted by the Board of Directors of the Company.

    B. Company believes that such deferral will be in its best interests as it will increase Executive's financial ability to meet certain of his financial needs, thereby enabling Executive to better perform his services to company while employed.


    AGREEMENT:


    NOW, THEREFORE, in consideration of the recitals, and for other good and valuable consideration, the receipt, mutuality and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

    1. DEFINITIONS. As used in this Agreement, the following words and phrases shall have the meanings set forth below:

         a. ACCOUNT. The Herzberg Deferred Compensation Account established pursuant to Section 2.

         b.   BENEFIT.  An amount equal to the credit balance of the Account.

         c.   COMMITTEE.  The Compensation Committee provided for in
Section 12.

         d. COMPANY. Company and any subsidiary or sub-subsidiary of Company or any successor to Company, whether by merger, purchase of assets or otherwise.

         e. DEFERRED AMOUNT. That portion of the salary or incentive cash bonus which would otherwise be paid to the Executive by Company for a period or periods after Executive elects to defer hereunder. Initially, the Deferred Amount shall be $625 of Executive's periodic salary. If

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the Executive elects to defer a different amount pursuant to Section 2, then the term Deferred Amount shall mean such different amount.

         f. RETIREMENT. Termination of Executive's employment with Company for any reason.

    2.   ELECTION TO CHANGE DEFERRED AMOUNT.

         a. TIMING OF ELECTION. Executive may elect, to any period of service for which compensation is payable, to defer a different Deferred Amount which will be payable for the subsequent period(s) of service.

         b. FORM OF ELECTION. Each such election shall be in writing, shall be addressed to the Compensation Committee, shall state the Deferred Amount (whether in a dollar amount, or in a percentage, of Executive's salary or incentive cash bonus or both) Executive elects to defer and shall be effective for succeeding period(s) of service of the Company unless revoked or modified by Executive before a period of service.

    3. DEFERRED COMPENSATION ACCOUNT. Company shall, upon execution of this Agreement, create on its books and records a special account to be called the "Herzberg Deferred Compensation Account" to which Account it shall annually credit (i) the Executive's Deferred Amount and (ii) the amounts, if any, which the Company would have contributed to any qualified "employee pension benefit plan" which it maintains if the Deferred Amount had been paid in cash to Executive. Each credit to the Account representing a Deferred Amount shall be made at the time Company would have made cash payments to Executive of amounts constituting a Deferred Amount or would have made contributions to the qualified plan(s) on behalf of the Executive.

    4. INVESTMENT OF ACCOUNT. The amounts credited to the Account shall be invested by the Company in accordance with instructions of the Committee and such investments shall be made from time to time, in such securities and in such proportions and amounts as the Committee, in its sole discretion, but after consultation with Executive, shall determine, except that the Account shall at all times be invested in common stocks, preferred stocks, corporate bonus or debentures (whether or not convertible) mutual funds, United States Treasury obligations, municipal or other tax exempt bonds, bank savings accounts or other cash equivalents or in such other investments as the Committee shall, from time to time, determine (except that uninvested amounts of cash may be retained from time to time between investments).

    5.   IDENTIFICATION AND ANNUAL VALUATION OF ACCOUNT INVESTMENTS.

         a. RECORDKEEPING OF ACCOUNT. The Company shall keep books and records showing the investments made with Deferred Amounts and other credits to the Account, and any and all other investments made from gains, dividends and other amounts credited to the Account.


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         b.   VALUATION.  At least once a year during the time the Account is maintained, Company will notify Executive in writing of the identity and approximate value, as of the immediately preceding June 30, of the investments which have been made under the terms of this Agreement.

    6. STATUS OF INVESTMENTS. All Account investments made by the Company shall be deemed to be made solely for the purpose of aiding Company in measuring and meeting its obligations under this Agreement. The Company shall be named the sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. Except as provided in Section 4, the terms of this Agreement place no obligation upon Company to invest or to continue to invest any portion of the amount in the Account, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. No provision or clause of this Agreement shall cause such investments to be treated as anything but part of the general assets of company, nor shall anything stated herein cause such investments to represent the vested, secured or preferred interest of Executive, his beneficiary, surviving spouse, heirs or estate.

    7.   PAYMENT OF BENEFIT TO EXECUTIVE FOLLOWING RETIREMENT.

         a. DEFAULT PAYMENT OF BENEFIT. Commencing not later than six months following Executive's Retirement, Company agrees to commence payment of the Benefit to Executive, if living, otherwise to his beneficiary, and if no such beneficiary is designated, or if the designated beneficiary shall predecease the Executive, to his surviving spouse, heirs or estate, as the Committee, in its sole discretion, shall determine; provided, if Executive's Retirement occurs prior to his age 65 for a reason other than death or total and permanent disability (as determined by the Committee) the committee may, in its sole discretion, direct the Company to commence payment of the Benefit to the Executive when he attains AGE 65 OR AT ANY EARLIER DATE. The Benefit shall be paid in installments no less frequently than monthly over a 15-year period. The amount of the installments to be paid in the first year shall be determined by dividing the Benefit on the date the first installment is to be paid by 15, and paying that amount in 12 equal monthly installments. The amount of the installments to be paid in each of the succeeding 14 years shall be determined by dividing the remaining Benefit by the number of years remaining over which the Benefit is to be paid, and paying that amount in 12 equal monthly installments.

         b. EXECUTIVE ELECTION OF PAYMENT OF BENEFIT. Notwithstanding the provisions of Section 7.a., the Executive may, upon the execution of this Agreement and at the time he makes an election under Section 2.a. to defer a different amount, direct that the Benefit be paid in amounts, and over periods, including a one-term cash payment, other than as set forth in Section 7.a.

         c. INVESTMENTS CONTINUE DURING PERIOD BENEFIT BEING PAID. During the period the Benefit is being paid by the Company under this Section 7, the balance of the Benefit remaining in the Account shall continue to be credited to the Account.


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    8.   ACCELERATION OF PAYMENT OF BENEFIT TO EXECUTIVE.

         a. REQUEST OF THE ACCELERATION. The Benefit payable to Executive, his beneficiary, surviving spouse or estate pursuant to Section 7 may, in the sole discretion of the Committee, be accelerated in whole or in part, but only
(i) upon the written request of Executive, if living, or by his beneficiary, surviving spouse, heirs or estate, as the case may be, and (ii) to enable the Executive or his beneficiary, surviving spouse, heirs or estate to meet situations of financial hardship, emergency or necessity. No such written request shall obligate the Company to accelerate the payment of the Benefit hereunder.

         b. UNFORESEEN EMERGENCY. Notwithstanding the provisions of 8.a., in the event of an "unforeseeable emergency," the Company shall make a payment from the Benefit to Executive, if living, or to his beneficiary, surviving spouse, heirs or estate, as the case may be, in an amount not to exceed the amount reasonably needed to satisfy the unforeseeable emergency. As used herein, the term "unforeseeable emergency" shall have the meaning set forth in Treas. Regs.
Section 1.457-2(h)(4), a copy of which is attached hereto as Exhibit A.
may, upon the execution of this Agreement and at the time he makes an election under Section 2.a. to defer a different amount, direct that the Benefit be paid in amounts, and over periods, including a one-time cash payment, other than as set forth in Section 7.a.

    9. DESIGNATION OF BENEFICIARY. Executive shall designate in writing, upon the form attached hereto as Exhibit B, a beneficiary or beneficiaries of the Benefit which may be payable in the event of his death, which designation may include the designation of contingent beneficiary or beneficiaries and Executive may from time to time change such designation of beneficiary or beneficiaries (or contingent beneficiary or beneficiaries).

    10. NO CONTRACT OF EMPLOYMENT. This Agreement does not constitute a contract of employment between Executive and Company, and Company reserves the right to terminate Executive's employment for any reason, at any time, notwithstanding the existence of this Agreement. Conversely, this Agreement does not obligate Executive to remain in the employ of Company, and he reserves the right, at any time, to terminate his employment for any reason.

    11. ASSIGNMENT OR ANTICIPATION. Neither Executive nor his beneficiary, surviving spouse nor estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive the Benefit hereunder, which Benefit and all the rights thereto are expressly declared to be nonassignable and non-transferrable, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder. The Benefit shall not, in any manner, be subject to garnishment, attachment, execution, levy, debts, contracts, liabilities, engagements or torts of the person or estate entitled to such Benefit, provided that the Benefit shall in all respects be subject to offset against any indebtedness due the Company by Executive, his beneficiary, surviving spouse or estate and shall be subject to offset against any and all other claims, demands and causes of action the Company may have against the Executive, his beneficiary, surviving spouse or estate.


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    12.  COMPENSATION COMMITTEE.  The Compensation Committee of the Board of
Directors, or if the Compensation Committee is not at any time constituted, the Board of Directors as a whole, shall constitute the Committee. Every decision or action of the Committee shall be valid if concurred in by a majority of the members then in office, which concurrence may be had without a formal meeting. Members of the Committee shall not be liable to any person for any actions or omissions in connection with their duties upon the Committee, except for fraud or willful misconduct. The Committee shall have the powers and duties conferred upon it under this Agreement.

    13. PARTIES AFFECTED. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

    14. NOTICE. Any notice, demand or other communication to either party under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally against a receipt, or (ii) deposited in the United States mail, postage prepaid, return receipt requested, addressed if to Executive, as follows:

              Gary G. Herzberg
              451 Baxter Avenue
              Louisville, Kentucky 40204

and if to Company, as follows:

              Active Ankle Systems, Inc.
              451 Baxter Avenue
              Louisville, Kentucky 40204
              Attention of the Chairman of the Board

    15. TERMINATION OF THE AGREEMENT. The Board of Directors of Company reserves the right to terminate this Agreement at any time, provided that the exercise of such right shall not have the effect of terminating the obligation of the Company to pay Executive the Benefit determined as of the date of termination of this Agreement.

    16. HEADINGS. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

    17. GOVERNING LAW. This Agreement shall be interpreted under, and governed by, the laws of the Commonwealth of Kentucky.

    IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day, month and year first above written.


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                              ACTIVE ANKLE SYSTEMS, INC.



                              By:_______________________________________

                              Title:____________________________________
                                        ("Company")



                                 _______________________________________
                                        GARY G. HERZBERG
                                         ("Executive")


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                                      EXHIBIT A


    (4) UNFORESEEABLE EMERGENCY. For purposes of this paragraph (h), an unforeseeable emergency is, and if the plan provides for payment in the case of an unforeseeable emergency must be defined in the plan as, severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent (as defined in section 152(a)) of the participant, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --

         (i) Through reimbursement or compensation by insurance or otherwise,

         (ii) By liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

         (iii)     By cessation of deferrals under the plan.

    Examples of what are not considered to be unforeseeable emergencies include the need to send a participant's child to college or the desire to purchase a home.

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                                      EXHIBIT B


                              DESIGNATION OF BENEFICIARY


    The undersigned does hereby designate the following person or persons to be the beneficiary of the Benefits to be received under the Deferred Compensation Agreement between the undersigned and Active Ankle Systems, Inc. dated November 8, 1995, in the event of the undersigned's death prior to the time that the entire Benefit has been paid to him:


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    In the event that the above designated beneficiary is not living at the time when Benefits under the Agreement would be payable to such beneficiary, the undersigned does hereby designate the following person to be the contingent beneficiary of the Benefits:

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Date:
     --------------------    ------------------------------------------
                             Gary G. Herzberg